 Exhibit 10.14

U.S. Small Business Administration

NOTE

SBA Loan #	1072367404

SBA Loan Name	Medtainer Inc

Date	5/4/2020

Loan Amount	$ 137690.00

Interest Rate	1.0%

Borrower	Medtainer Inc

Operating Company	Medtainer Inc

Lender	Customers Bank

1.	PROMISE TO PAY:

This Loan is being made by Lender to Borrower pursuant to the terms of the Paycheck Protection Program authorized by the Coronavirus Aid, Relief, and Economic Security (CARES) Act and pursuant to all regulations and guidance promulgated or provided by the SBA and other Federal agencies that are now, or may become, applicable to the Loan (the

“Program”). In return for the Loan, Borrower promises to pay to the order of Lender the Loan Amount listed above, interest on the unpaid principal balance, and all other amounts required by this Note.

2.	DEFINITIONS:

“Loan” means the loan evidenced by this Note.

“Loan Documents” means the documents related to this loan signed by Borrower.

“SBA” means the Small Business Administration, an Agency of the United States of America.

3.	PAYMENT TERMS:

Borrower must make all payments in accordance with the Lender’s payment instructions. The payment terms for this Note are:

(1)	The unpaid principal amount of this Note shall bear interest at a rate per annum equal to 1.00%, calculated on the basis of a 365 day year and the actual number of days elapsed and payable in cash on the Maturity Date (as defined below).

(2)	No interest or principal will be required during the first six months after the Loan amount is disbursed, although interest will continue to accrue over this six-month deferral period.

(3)	After such six-month deferral period and after taking into account any loan forgiveness applicable to the Loan pursuant to the Program, as approved by SBA, any remaining principal and accrued interest will be payable in substantially equal monthly installments over the remaining 18-month term of the Loan, in the amount and according to the payment schedule provided by Lender.

(4)	Lender will apply each installment payment first to accrued interest and then to principal.

(5)	This Note will mature two (2) years from the date of this Note (“Maturity Date”), at which time all unpaid or unforgiven principal, accrued interest and any other amounts outstanding pursuant to this Note will be due and payable.

(6)	The Borrower may prepay this Note in whole or in part at any time without penalty.

(7)	If a payment is made consistent with Lender’s payment instructions but received after 3:00 PM EST on a business day, Lender will credit the Borrower’s payment on the next business day.

(8)	Automatic Payment Authorization. Borrower authorizes Lender to initiate, on each business day, ACH debit and credit entries to the deposit account designated by Borrower for Loan disbursements (“Designated Account”) for all payments due under this Note, and to debit the Designated Account for such payments on the date each payment is due and to initiate, if necessary, additional entries for any entries credited or debited in error. Borrower acknowledges and agrees that, to the extent there are insufficient funds in the Designated Account to pay the required amounts when due, Borrower shall immediately pay to Lender all sums remaining unpaid. This authorization supplements, and does not limit, Lender’s rights under this Note. Borrower understands that this authorization will remain in full force and effect until the Borrower notifies Lender in writing of the Borrower’s wish to revoke this authorization, in which case Borrower is still responsible for making all further payments in a timely manner. The Borrower understands that Lender needs at least five (5) days prior notice to cancel this authorization. The Borrower signing below is authorized to make this request, and Lender is entitled to rely conclusively on this authorization until this authorization is terminated by Lender or the Borrower. Borrower agrees that ACH transactions must comply with the provisions of U.S. law and agrees to be bound by the National Automated Clearing House Association Operating Rules, as in effect from time to time and to the extent applicable, in connection with all such transactions.

(9)	If a debit is rejected or if Borrower otherwise fails to pay the amount due, Borrower agrees that Lender may (A) terminate further automatic debits, in which case Borrower will be responsible for making all further payments directly and in a timely manner, (B) debit the Designated Account at any time and from time to time, for any amounts due until paid in full, (C) subject to any right to notice of default and right to cure required by state law (which you agree to waive to the greatest extent possible), declare the outstanding Loan immediately due and payable and (D) pursue any and all other remedies available to Lender.

4.	DEFAULT:

Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower or Operating Company:

(1)	Fails to do anything required by this Note and other Loan Documents;

(2)	Defaults on any other loan with Lender;

(3)	Does not disclose, or anyone acting on their behalf does not disclose, any material fact to Lender or SBA;

(4)	Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA;

(5)	Defaults on any loan or agreement with another creditor, if Lender believes the default may materially affect Borrower’s ability to pay this Note;

(6)	Fails to pay any taxes when due;

(7)	Becomes the subject of a proceeding under any bankruptcy or insolvency law;

(8)	Has a receiver or liquidator appointed for any part of their business or property;

(9)	Makes an assignment for the benefit of creditors;

(10)	Has any adverse change in financial condition or business operation that Lender believes may materially affect Borrower’s ability to pay this Note;

(11)	Reorganizes, merges, consolidates, or otherwise changes ownership or business structure without Lender’s prior written consent;

(12)	Becomes the subject of a civil or criminal action that Lender believes may materially affect Borrower’s ability to pay this Note; or

(13)	For any reason it is determined that the Borrower is not eligible to obtain this Loan under the Program or otherwise violates any term or requirement of the Program.

5.	LENDER’S RIGHTS IF THERE IS A DEFAULT:

Without notice or demand and without giving up any of its rights, Lender may:

(1)	Require immediate payment of all amounts owing under this Note;

(2)	Collect all amounts owing from any Borrower; or

(3)	File suit and obtain judgment.

6.	LENDER’S GENERAL POWERS:

Without notice and without Borrower’s consent, Lender may:

(1)	Incur expenses to collect amounts due under this Note and enforce the terms of this Note or any other Loan Document. Among other things, the expenses may include payments for reasonable attorney’s fees and costs. If Lender incurs such expenses, it may demand immediate repayment from Borrower or add the expenses to the principal balance;

(2)	Release anyone obligated to pay this Note; and

(3)	Take any action necessary to collect amounts owing on this Note.

7.	WHEN FEDERAL LAW APPLIES:

When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

8.	SUCCESSORS AND ASSIGNS:

Under this Note, Borrower includes its successors, and Lender includes its successors and assigns.

9.	GENERAL PROVISIONS:

(1)	Borrower waives all suretyship defenses.

(2)	Borrower must sign all documents necessary at any time to comply with the Loan Documents and the Program.

(3)	Lender may exercise any of its rights separately or together, as many times and in any order it chooses. Lender may delay or forgo enforcing any of its rights without giving up any of them.

(4)	Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.

(5)	If any part of this Note is unenforceable, all other parts remain in effect.

(6)	To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor. Borrower also waives any defenses based upon any claim that Lender did not obtain any guarantee or collateral; did not obtain, perfect, or maintain a lien upon any collateral; or did not obtain the fair market value of any collateral at a sale.

(7)	Borrower agrees to modify this Note and any other Loan Document if requested by Lender in order to comply with the Program requirements and as necessary to ensure this Note is guaranteed by the SBA under the Program. Further, Borrower agrees that if the SBA or the U.S. Department of Treasury issues a form note or other related loan documentation or otherwise specifies documentation requirements with respect to loans made pursuant to the Program, Borrower will immediately execute such note and related loan documentation in such form as required to comply with all Program requirements as requested by Lender. Borrower hereby appoints Lender as its attorney-in-fact to sign such documentation on its behalf in the event Borrower is unavailable or unwilling to sign any such documentation for any reason, and such documentation will be enforceable as if signed directly by Borrower.

(8)	If Borrower is an entity, Borrower is currently existing, in good standing and duly organized under the laws of the state of its organization, and has the power to own its property and to carry on its business in each jurisdiction in which it operates.

(9)	Borrower has full power and authority to enter into this Note and the Loan Documents, to execute and deliver this Note and the Loan Documents, and to incur the obligations provided for in this Note, including the Loan, and the Loan Documents. No consent or approval of members or of any public authority is required as a condition to the validity of this Note or any Loan Documents. This Note has been duly executed and delivered by the Borrower.

(10)	Agreement to Conduct Electronic Transactions: The parties expressly agree that the transactions and interactions they have with one another in relation to this document may be conducted by electronic means. Without limiting the generality of the foregoing, the parties expressly agree that this Note, the Loan Documents and any other instruments, agreements, documents, and communications related to this Note, the Loan Documents or the matters addressed in this Note (each, inclusive of this document, a “Covered Document”), may be created, generated, sent, communicated, executed, signed, delivered, transmitted, received, retained, stored, authenticated, or otherwise processed, handled, or used by electronic means or in electronic form. In the event that any party hereto signs a Covered Document (including, without limitation, this Note) electronically, such party: (a) expressly states that such party has signed such Covered Document in electronic form using an electronic signature, and that such party intends for such party’s electronic signature to be such party’s signature to such Covered Document, and that by making such electronic signature, such party intends to sign such Covered Document; (b) agrees to the terms of such Covered Document in all respects, as if such party had signed a paper or other written or tangible version of such Covered Documents using a pen or other tangible writing instrument; and (c) agrees that any such Covered Document will be valid for all legal purposes under all applicable law, including, without limitation and as applicable, under the Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transactions Act as enacted in the state whose governing law governs such Covered Document.

(11)	Arbitration and Class Action Waiver. Any dispute, claim, or controversy relating in any way to this Note or your receipt or use of the Loan shall be, at the election of either party, resolved by binding arbitration under applicable Pennsylvania law. Claims regarding the validity, enforceability or scope of this section or this Note including but not limited to whether a given claim or dispute is subject to arbitration will be determined by the arbitrator. The

Federal Arbitration Act and federal arbitration law apply to this Note. The arbitration shall be administered by JAMS (www.jamsadr.com) and the arbitration shall be conducted in accordance with the Expedited Procedures of the JAMS. A single arbitrator shall be chosen in accordance with the procedures of JAMS. Any arbitration hearing will occur in Wyomissing, Pennsylvania. The arbitrator will apply the substantive law of the State of Pennsylvania, exclusive of its conflict or choice of law rules. Either party may commence arbitration by providing to JAMS and the other party to the dispute a written demand for arbitration, setting forth the subject of the dispute and the relief requested. The arbitrator’s award will be binding on the parties and may be entered as a judgment in any court of competent jurisdiction. The arbitrator may not consolidate more than one person’s or entity’s claims.

To the maximum extent permitted by law, the parties agree that any dispute, claim, or controversy in connection with this Note, whether in arbitration or in court, will be conducted only on an individual (non-class or non-representative) basis. Borrower waives any right to have any dispute, claim, or controversy in connection with this Note decided by a jury, and Borrower also waives any right to participate in a class action against Lender or its affiliates.

10. STATE-SPECIFIC PROVISIONS:

Except as set forth in Section 7, this Note will be governed by the laws of the state of Pennsylvania. State-specific disclosures pertaining to the Borrower are set forth in Addendum A.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.

BORROWER:	Medtainer, Inc.

By:
Name:	Douglas Heldoorn
Title	COO

Addendum A to SBA Note

N/A